Exhibit 5.1

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

March 4, 2025

Ladies and Gentlemen:

As the duly appointed Chief Legal Officer of Zapp Electric Vehicles Group Limited, a Cayman Islands exempt limited company (the “Company”), I have advised the Company in connection with the Company’s shelf registration statement on Form F-3, including the prospectus contained therein (the “Registration Statement” and “Prospectus,” respectively), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, in connection with the offer and sale, from time to time after the Registration Statement is declared effective, of an indeterminate amount of (a) the Company’s ordinary shares, par value $0.002 per share (the “Ordinary Shares”), and (b) warrants to purchase Ordinary Shares (the “Warrants”), issuable pursuant to the terms of a warrant agreement (the “Warrant Agreement”) and warrant certificate (the “Warrant Certificate” and, together with the Warrant Agreement, the “Warrant Documents”), having an aggregate initial offering price not to exceed $50,000,000, in each case on terms to be determined at the time of such offering and set forth in supplements to the Prospectus (each a “Prospectus Supplement”).

I am furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

For purposes of this opinion letter, I have reviewed originals, copies certified or otherwise identified to my satisfaction or final drafts of such documents as I deem necessary or appropriate, including the following: (a) the Certificate of Incorporation of the Company dated November 15, 2022, issued by the Cayman Islands Registrar of Companies; (b) the Amended and Restated Memorandum and Articles of Association of the Company (the “Articles”), as currently in effect as of the date hereof; (c) the unanimous written resolutions of the directors of the Company dated as of March 3, 2025 approving the entry into the ATM Agreement (as defined below), the filing of the Registration Statement, and the issuance of Ordinary Shares pursuant thereto; (d) the At the Market Offering Agreement, dated as of March 3, 2025 (the “ATM Agreement”), entered into by and between H.C. Wainwright & Co., LLC (“HCW”) and the Company; (e) the Letter Agreement, dated as of March 3, 2025, entered into by and between HCW and the Company; (f) a Certificate of Good Standing with respect to the Company issued by the Cayman Islands Registrar of Companies, dated November 14, 2024 (the “Certificate of Good Standing”); and (g) the Registration Statement.

The opinions below are given only as to, and based on, circumstances and matters of fact existing and known to me on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, I have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Certificate of Good Standing and am personally aware that, as of the date of this opinion letter, there has been no change in the Company’s standing since the issuance thereof. I have also relied upon the following assumptions, which I have not independently verified: (a) original documents provided to me are genuine and copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; (b) all signatures, initials and seals (other than any signatures, initials or seals effected by myself) are genuine; (c) there is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below; (d) the Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands; (e) there will be sufficient Ordinary Shares authorized for issue under the Articles, as amended from time to time, not otherwise issued or reserved for issuance; (f) in the case of Shares, the Company’s board of directors will have taken all necessary corporate action to approve the issuance of the Shares, from time to time; and (g) in the case of Warrants, the Warrants and the Warrant Documents, if any, will have been duly executed and delivered by an authorized person of the parties thereto

Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as I deem relevant, I am of the opinion that:

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The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;
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with respect to the Ordinary Shares, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (c) the subscription price of such Ordinary Shares (being not less than the par value thereof) has been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable; and,

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with respect to the Warrants, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Warrant Agreement relating to the Warrants shall have been duly authorized and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (c) the Warrant Certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will be duly authorized, legal and binding obligations of the Company.

In this opinion the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, I make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Theodore Allegaert
Theodore Allegaert
Chief Legal Officer and Corporate Secretary, Zapp Electric Vehicles Group Limited